SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) February 2 , 2005
                              ( February 7, 2005)


                       NEW YORK REGIONAL RAIL CORPORATION
             (Exact name of Registrant as specified in its charter)


        Delaware                       000-28583                 13-3081571
(State or other jurisdiction of  (Commission File Number)     (IRS Employer
incorporation or organization)                              Identification No.)


                   4302 First Avenue, Brooklyn, New York 11232
               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (718) 788-3690


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ITEM 3.02 Unregistered Sales of Equity of Securities

      In connection with a change in control of New York Regional Rail Corporation (the "Company"), as described in Item 5.01 below, John Marsala converted 440,000 shares of Series C Preferred Stock into 6,293,397 shares of the Company's common stock and warrants to purchase an aggregate of 6,577,859 shares of common stock. The warrants are exercisable at an exercise price of $0.12 per share and expire 90 days from the effectiveness of a registration statement filed under the Securities Act of 1933, as amended, (the "Securities Act") covering the resale of the shares of common stock underlying the warrants. The Series C Preferred Stock was issued to John Marsala in June of 2000. The terms of the Certificate of Designation, Preferences and Rights of the Series C Preferred Stock prohibit upward adjustment of the exercise price or downward adjustment of the number of shares issuable upon exercise of the warrants in the event of any recapitalization of the Company's equity securities. As a result, any recapitalization of the Company's equity securities that would apply to the common stock generally, would not be applicable to such warrants.

      Pursuant to the Certificate of Designation, Preferences and Rights of the Series C Preferred Stock for every five-day period that the Company does not have an effective registration statement covering the resale of the shares of common stock issuable upon the conversion of the shares of Series C Preferred Stock, the Company must issue to the former holder of the shares of Series C Preferred Stock additional shares of common stock (the "Additional Shares"). The number of Additional Shares issuable for each five day period following the conversion of the shares of Series C Preferred Stock is equal to (i) 0.0125 multiplied by (ii) the shares issued upon conversion of the shares of Series C Preferred Stock which were not covered by an effective registration statement. Any such registration statement covering such shares must contain current audited financial statements. Based upon the anticipated time required to complete the Company's audited financial statements for the period ended December 31, 2004, the Company does not believe it will be in a position to file a registration statement covering such shares issued to the former holder of the Series C Preferred Stock prior to April 10, 2005. If the Securities and Exchange Commission reviews such filing and provides comments, it is possible that an additional six to eight months (or longer) would be required clear all SEC comments and have an effective registration statement covering the re-sale of such shares by the former holder of the Series C Preferred Stock. As a result, if this provision of the Certificate of Designation, Preferences and Rights of the Series C Preferred Stock is given effect, the Company may issue to the former holder of the Series C Preferred Shares an additional 3.4 million to 4.2 million shares (or more) during the period in which the Company is endeavoring to provide an effective registration statement. The Company has requested the former holder of the shares of Series C Preferred Stock to waive any right or claim to any Additional Shares. There can be no assurance that the parties will agree upon the terms of any waiver. Upon the issuance of Additional Shares to the former holder of the shares of Series C Preferred Stock, there would be dilution to other shareholders of the Company.

      The sale of these securities was exempt from the registration requirements of the Securities Act pursuant to Section 4 (2) thereof. The securities referred to in this paragraph are "restricted" securities as defined in Rule 144 promulgated under the Securities Act. No underwriters were used and no commissions were paid in connection with the issuance of these securities.

ITEM 5.01 Changes in Control of Registrant

  Pursuant to the Investment Agreement dated February 4, 2004 between the Company and Transit Rail, LLC ("Transit")(the "Investment Agreement"), Transit purchased an aggregate of 2,500 shares of Series D Preferred Stock at a purchase price of $2,500,000 in several tranches. The funds used to purchase the shares of Series D Preferred Stock were provided by an affiliate of Transit under common control with Transit. Gordon Reger, controls Transit through his indirect ownership and control of Transit.

Pursuant to the Tri-Party Agreement dated February 4, 2004, among Transit, the Company and John Marsala, Transit required the holder of the Company's Series C Preferred Stock to convert his shares of Series C Preferred Stock into shares of common stock. Such conversion was effected on February 2, 2005 and there are no longer any shares of Series C Preferred Stock outstanding. Each share of Series D Preferred Stock held by Transit carries 120,000 votes on any matter coming before the shareholders of the Issuer. As a result of Transit's ownership of the Series D Preferred Stock and other shares of common stock owned by Transit, Transit has 302,083,000 votes on any matter coming before the shareholders of the Company, representing approximately 58.3% of the votes on any matter coming before the shareholders. Except for matters that must be voted upon by the holders of shares of common stock as a class, Transit has sufficient votes to determine the outcome of all matters coming before the shareholders of the Company.

Pursuant to the Investment Agreement and the Tri-Party Agreement among Transit, the Company and the former holder of the shares of Series C Preferred Stock, Transit and the Company covenanted that for a period of 12 months neither Transit nor the Company would initiate basic changes in the business of the Company or its management without the approval of the board of directors of the Company and the former holder of shares of the Company's Series C Preferred Stock. Such covenant expired on February 4, 2005.

ITEM 9.  FINANCIAL STATEMENTS AND EXHIBITS

         Exhibits


10.1 Investment Agreement dated February 4, 2004 by and among the Company and Transit*

10.2 Tri Party Agreement dated February 4, 2004 by and among the Company, Transit and John Marsala*.

10.3 Certificate of Designation, Preferences and Rights of the Series D Preferred Stock*

10.4 Certificate of Designation, Preferences and Rights of the Series C Preferred Stock**

* Incorporated by reference to the Current Report on Form 8-K filed by the Company on February 19, 2004

** Incorporated by reference to Form 10-SB/A filed on March 6, 2001


                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                       Dated: February 7, 2005


                       NEW YORK REGIONAL RAIL CORPORATION
                                  (Registrant)



                             By:  /s/ Ronald Bridges
                             Name:    Ronald Bridges
                             Title:   Chief Executive Officer